UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
_________________

Date of Report (Date of earliest event reported): January 11, 2008

RxElite, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50299	62-0201385
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1404 North Main, Suite 200 Meridian, Idaho	83642
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (208) 288-5550

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 16, 2008, we entered into a Departure Agreement and General Release with Daniel Chen, which agreement was effective as of December 14, 2007. Pursuant to the terms of this agreement, in connection with (i) the termination of the Second Amended and Restated Employment Agreement, dated as of November 27, 2006, by and between RxElite Holdings, Inc., our wholly owned operating subsidiary, and Daniel Chen (the “Restated Employment Agreement”), (ii) the engagement of Mr. Chen as an at-will consultant and (iii) Mr. Chen continuing to be subject to certain non-compete provisions, we have agreed, among other things:

•	to pay Mr. Chen, in accordance with regularly scheduled paydays, $250,000 per annum until December 31, 2010;

•	to pay Mr. Chen $125,000 on or before January 31, 2008, which sum shall represent Mr. Chen’s 2007 employee bonus;

•	to pay Mr. Chen $28,833.33 on of before January 31, 2008, which sum shall represent four weeks of accrued and unused vacation and/or sick days; and

•	to continue to pay for Mr. Chen’s family medical and dental insurance premiums through December 31, 2010.

The foregoing terms are consistent with the terms of the Restated Employment Agreement.

Pursuant to this agreement, we and Mr. Chen also granted each other a full release of any and all claims related to Mr. Chen’s employment with us or RxElite Holdings, Inc.

The foregoing summary is not a complete description of the terms of the Departure Agreement and General Release, and reference is made to the complete text of such agreement, attached hereto as Exhibit 10.1.

Item 1.02.	Termination of a Material Definitive Agreement.

The information set forth above in Item 1.02 of this Current Report on Form 8-K relating to the termination of the Restated Employment Agreement is incorporated by reference into this Item 1.02.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of January 11, 2008, Shannon M. Stith became our vice president of finance and principal accounting officer. Ms. Stith’s biography is provided below.

Shannon M. Stith, 28, served as Vice President and Chief Financial Officer at PCS Edventures!.com, Inc. (PCSV.OB) from August 2005 through January 2008. From March 2005 until August 2005, Ms. Stith was a Chief Accountant for Washington Group International in the financial reporting department-internal reporting. From May 2001 until February 2004, Ms. Stith was a paralegal and controller with Dykas, Shaver & Nipper LLP. Ms. Stith graduated from Boise State University with a Bachelor of Business Administration in Finance and a Masters of Business Administration in 2002 and 2003, respectively.

On January 11, 2008, we entered into a three year Employment Agreement with Ms. Stith. Pursuant to the terms of this agreement, Ms. Stith is entitled to a base salary of $105,000 per year, which shall be increased to $120,000 upon Ms. Stith’s successful completion of the CPA exam in Idaho. In addition, Ms. Stith is entitled to (i) a discretionary bonus of up to 20% of her base salary, (ii) a $5,000 signing bonus and (iii) 75,000 stock options with a strike price equal to the fair market value of the common stock on January 11, 2008.

Pursuant to this agreement, we may, without cause, terminate the agreement such that Ms. Stith would receive one year of continued base salary, the vesting of all unvested stock options and continued benefits for up to 12 months. The agreement further provides that we may, for cause, and the executive may voluntarily terminate the agreement without any severance payments. Cause is defined as (i) the willful or continued failure by the executive to substantially perform her duties, including, but not limited to, acts of fraud, willful misconduct, gross negligence or other acts of dishonesty, (ii) a material violation of the employment agreement that is not cured within 30 days written notice, (iii) misappropriation of funds, properties or assets or any action that has a materially adverse effect on us or our business, (iv) conviction of, or plea of guilty or no contest to, a felony or any other crime involving moral turpitude, frauds, theft embezzlement or dishonesty or (v) abuse of drugs or alcohol that impairs that impairs the executive’s ability to perform her duties. Further, all options held by Ms. Stith shall become immediately exercisable upon a change of control. Lastly, the agreement stipulates that Ms. Stith shall refrain from competing with us for a period of one year from the date of termination.

The foregoing summary is not a complete description of the terms of the Employment Agreement, and reference is made to the complete text of such agreement, attached hereto as Exhibit 10.2.

Item 9.01	Financial Statements And Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Departure Agreement and General Release, dated as of January 16, 2008, by and between RxElite, Inc. and Daniel Chen

10.2	Employment Agreement, dated as of January 11, 2008, by and between RxElite, Inc. and Shannon Stith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RXELITE, INC.

Dated: January 16, 2008	By: /s/ Jonathan Houssian
Name: Jonathan Houssian
Title: Chief Executive Officer